SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2002
________________

Masco Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-5794	38-1794485
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180
(Address of Principal Executive Offices)	(Zip Code)

        (313) 274-7400
(Registrant’s telephone number, including area code)

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

99     Press release dated June 19, 2002 announcing recent acquisitions

Item 9.    Regulation FD Disclosure.

On June 19, 2002, Masco Corporation announced that the improvement in sales and incoming orders that the Company experienced in the first quarter of 2002 continued into the second quarter with recent results exceeding expectations. The Company said that if present economic and sales trends continue, the Company believes that its earnings per common share will be $.40 to $.42 for the second quarter and $1.50 to $1.55 for the full year 2002 compared with previous guidance of $.38 to $.40 and $1.45 to $1.50 per common share, respectively, for the second quarter and full year 2002.

In accordance with Statement of Financial Accounting Standards No. 142 ("Goodwill and Other Intangible Assets"), the Company currently plans to record a non-cash impairment charge of approximately $100 million aftertax in the second quarter of 2002 as a cumulative effect of an accounting change. In addition, based on current estimated liquidation values, the Company expects to have a gain in excess of $50 million pretax relating to its investment in Furnishings International Inc., which was previously written down in the third quarter of 2001. The amount of the charge and the amount of the gain have not yet been finally determined. The earnings guidance in the preceding paragraph does not give effect to the charge or the gain.

The Company also issued a press release on June 19, 2002, describing recent acquisitions. A copy of this release is filed as Exhibit 99.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION By: /s/ Timothy Wadhams Name: Timothy Wadhams Title: Vice President and Chief Financial Officer

June 24, 2002

EXHIBIT INDEX

99     Press release dated June 19, 2002 announcing recent acquisitions